UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2016

OREXIGEN THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33415	65-1178822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3344 N. Torrey Pines Ct., Suite 200, La Jolla, CA		92037
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 875-8600

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On March 15, 2016, Orexigen Therapeutics, Inc. (the “Company” or “Orexigen”) announced the acquisition of full U.S. rights to Contrave® (naltrexone HCl / bupropion HCl extended release) pursuant to a Separation Agreement entered into between Orexigen and its collaboration partner, Takeda Pharmaceutical Company Limited (“Takeda”).

As part of the transition of development and commercialization activities from Takeda to the Company, the New Drug Application (the “NDA”) and Investigational Drug Application (the “IND”) for Contrave were recently transferred from Takeda to the Company. The Company is now responsible for executing the post-marketing development programs for Contrave in the U.S. and in Europe. The Company expects to make certain changes to optimize the Contrave / Mysimba post-marketing requirement studies for the Company’s global needs.

The transfer of the recently-initiated, multi-year CONVENE cardiovascular outcomes trial (“CVOT”) from Takeda to the Company would involve substantial complexity due to the scope, size and nature of the trial. In order for CONVENE to have continued under the Company’s sponsorship after such transfer, a significant number of operational details would require re-initiation. After a careful assessment determined that the transfer of current clinical trial operations and systems may result in a significant interruption to study conduct and possibly data integrity, the Company has terminated the CONVENE trial. The Company has notified the clinical trial sites of the decision to terminate the recently-initiated trial. As of April 6, 2016, 13 sites (out of 500 planned) had randomized a total of 58 patients (out of 8,800 planned) into the study.

Orexigen notified the U.S. Food and Drug Administration (“FDA”) of these changes following the announcement of the Separation Agreement and specifically reaffirmed its commitment to meeting the post-marketing requirements for Contrave, which include completion of a CVOT with a study report due to the FDA by January 2022. The Company will finalize a revised protocol and plans to start a new CVOT under its IND, after conferring with the FDA.

The information in this report is being furnished pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and it shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or under the Exchange Act, whether made before or after the date hereof, except as expressly set forth by specific reference in such filing to this item of this report.

* * *

By filing this report and furnishing this information, the Company makes no admission as to the materiality of any information in this report. The information contained in this report is intended to be considered in the context of the Company’s filings with the SEC and other public announcements that the Company makes, by press release or otherwise, from time to time. The Company undertakes no duty or obligation to publicly update or revise the information contained in this report, although it may do so from time to time as its management believes is appropriate. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosure.

Forward-Looking Statements

Orexigen cautions you that statements included in this report that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include statements regarding Orexigen’s plans to optimize the development programs for Contrave/Mysimba, finalization of a revised CVOT protocol, the start of a new CVOT and Orexigen’s ability to meet the post-marketing requirements for Contrave. Forward-looking statements involve risks and uncertainties. Orexigen’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks detailed in Orexigen’s risk factors under the heading “Risk Factors” in Orexigen’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 26, 2016 and its other reports, which are available from the SEC’s website (www.sec.gov) and on Orexigen’s website (www.orexigen.com) under the heading “Investor Relations.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OREXIGEN THERAPEUTICS, INC.

Date: April 14, 2016	By:	/s/ Michael A. Narachi
Name: Michael A. Narachi
Title: Chief Executive Officer